UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 100
Phoenix, Arizona    85008
(Address of principal executive offices including zip code)

(602) 685-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

     On December 22, 2008, Mesa Air Group, Inc. ("Mesa" or the "Company") announced the adjournment of a special meeting of Mesa's stockholders (the "Special Meeting"), which was initially called for December 22, 2008 to vote on the following proposals: (1) to approve the issuance of such number of shares of the Company's common stock as may be necessary to repurchase all of its outstanding Senior Convertible Notes due 2023 and Senior Convertible Notes due 2024 if the Company is required by noteholders to repurchase such notes in accordance with the indentures under which the notes were issued and certain related contractual agreements with respect to the 2023 notes, and if the Company elects to satisfy all or a portion of its repurchase obligations by issuing shares of its common stock ("Proposal No. 1"); (2) to approve the issuance, if necessary, of shares of the Company's common stock that may result in a person, persons, a group, or groups acquiring more than 20% of the company's outstanding common stock due to the Company's issuance of shares of common stock in satisfaction of its note repurchase obligations ("Proposal No. 2"); and (3) to approve the amendment of the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 75,000,000 shares to 900,000,000 shares ("Proposal No. 3").

     The Special Meeting has been rescheduled to 4:00 p.m. Arizona time on January 6, 2009 to ensure all of the Company's shareholders have an opportunity to consider and vote on such proposals. The vote of a majority of the shares of the Company's common stock present and represented at the Special Meeting is required to approve Proposals No. 1 and No. 2, respectively, while the vote of a majority of all the shares of the Company's common stock outstanding is required to approve Proposal No. 3. The meeting will be held at the Company's headquarters, which are located at 410 North 44th Street, Suite 100, Phoenix, Arizona 85008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MESA AIR GROUP, INC.

Date: December 23, 2008

By: /s/ BRIAN S. GILLMAN

Name: BRIAN S. GILLMAN
Title: Executive Vice President and General Counsel